Exhibit 8.1

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FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
June 10, 2013	Boston	New York
	Brussels	Orange County
	Chicago	Paris
	Doha	Riyadh
	Dubai	Rome
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	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
US Airways Group, Inc.	Los Angeles	Tokyo
111 West Rio Salado Parkway	Madrid	Washington, D.C.
Tempe, Arizona 85281	Milan

Re:	Agreement and Plan of Merger dated as of February 13, 2013

Ladies and Gentlemen:

We have acted as special counsel to US Airways Group, Inc., a Delaware corporation (“US Airways”), in connection with the Agreement and Plan of Merger dated as of February 13, 2013 (as amended through the date hereof, the “Merger Agreement”), by and among AMR Corporation, a Delaware corporation (“American”), AMR Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and US Airways, pursuant to which Merger Sub will merge (the “Merger”) with and into US Airways, with US Airways surviving. This opinion is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission of, the proxy statement/prospectus included in the registration statement on Form S-4 filed by American with the Securities and Exchange Commission (the “Registration Statement”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement, (iii) the respective tax representation letters of US Airways and of American and Merger Sub delivered to us for purposes of this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

June 10, 2013

2.	The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and the Merger will be effective under the laws of the State of Delaware;

3.	All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time, in each case without such qualification;

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement and the Officer’s Certificates; and

6.	There will be no change in applicable U.S. federal income tax law from the date hereof through the Effective Time.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement, we hereby confirm our opinion set forth under the caption “Material U.S. Federal Income Tax Consequences.”

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

June 10, 2013

2.	No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, the Registration Statement and the Officer’s Certificates, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered in connection with the filing of the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP